Exhibit 10.1
2011 Executive Officer Incentive Bonus Plan

To:	Executive officers

From:	Compensation Committee, Board of Directors

Date:	January 1, 2011

Re:	Incentive Bonus Pay for 2011
This document outlines the incentive bonus plan for executive officers of Green Dot Corporation (“Green Dot”) for 2011 (the “Plan”). For purposes of the Plan, “executive officer” means an executive officer of Green Dot who has been designated by the Committee (as defined below) as a participant in the Plan.
The Compensation Committee (the “Committee”) of Green Dot’s Board of Directors will administer the Plan. Subject to the general purposes, terms and conditions of the Plan, the Committee shall have authority to implement and carry out the Plan including authority to construe and interpret the Plan. All questions of interpretation or construction of the Plan shall be determined by the Committee. The Committee reserves the right at any time during the year to modify the Plan in total or in part. This Plan may be amended, suspended or terminated at any time at the sole and absolute discretion of the Compensation Committee; provided, however, that no amendment may increase any Corporate Objective without the consent of the participants.
In order to be eligible to participate in the Plan an individual must be an employee 90 days before the close of the cycle and employed at the time of payment.
Executive Officer Incentive Bonus Plan
Bonuses will be paid on a semi-annual basis (on or around August 15, 2011 and February 15, 2012) based upon Green Dot’s achievement of corporate profit goals for 2011.
Actual bonus paid = (Target Bonus) x (% Achievement of Corporate Objectives) Target bonus
The target bonus is the amount that an employee is eligible to achieve, typically stated as a percentage of base salary or a flat dollar amount in the employee’s offer letter or employment agreement. Since the bonus is paid on a semi-annual basis, the target bonus would be the percentage multiplied by the salary that the employee earned during the previous 6-month period. If the employee’s target bonus is stated as a fixed dollar amount, the target bonus would be 50% of that amount.
Achievement of Corporate Objectives
The % Achievement of Corporate Objectives factor is based upon the company’s achievement of its profit before tax (as defined below) target for the relevant 6-month period, and is calculated according to the table below:

Profit Before Tax, % of Management Plan	Bonus Adjustment Factor
<90%	0%
90-100%	100% - 5 x (100% - PBT)
100+%	100%
As the table above describes, if the company’s profit before tax is less than 90% of target, no participant under the Plan will receive any bonus. Participants can achieve 100% of their target bonus amount under this Plan only if the company achieves 100% of its target PBT. However, the Committee may exercise discretion to exclude certain items from the calculation of profit before tax for purposes of the Plan.
For purposes of the Plan, “PBT” means the amount of income before income taxes for the applicable six-month period reflected in Green Dot’s consolidated statements of operations less the impact of the stock-based compensation and other non-recurring items, net of the related tax impact. PBT is after accruing for the semi-annual bonus due participants under the Plan. Other non-recurring items to be excluded from income before income taxes for purposes of computing PBT are subject to the review and approval of the Committee.
Recoupment
In the event that (i) achievement of the PBT target(s) under the Plan is determined based on financial results that were subsequently the subject of a substantial restatement of Green Dot financial statements filed with the Securities and Exchange Commission and (ii) a participant’s fraud or intentional illegal conduct materially contributed to such financial restatement, then, in addition to any other remedies available to Green Dot under applicable law, to the extent permitted by law and as the Board of Directors, in its sole discretion, determines appropriate, Green Dot may require recoupment of all or a portion of any after-tax portion of any bonus paid to such participant under the Plan, less compensation that would have been earned by the individual based upon the restated financial results.
General
Nothing contained herein shall be construed as conferring upon any participant the right to continue in the employ of Green Dot as an employee.
The Plan shall be binding upon and inure to the benefit of Green Dot, its successors and assigns and the participant and his or her heirs, executors, administrators and legal representatives. The Plan shall be construed in accordance with and governed by the laws of the State of California.
No amounts payable under the Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay bonus amounts shall at all times be an unfunded and unsecured obligation of Green Dot, and Green Dot shall not be required to incur indebtedness to fund any bonus amounts under the Plan unless otherwise directed to do so by the Committee. Participants shall have the status of general creditors. The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.
Any questions regarding this Plan should be directed to Green Dot’s Compensation Committee of the Board of Directors.

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